South Jersey Industries
1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 ● Fax (609) 561-8225 ● TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders
April 18, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey, on Friday, April 18, 2008, at 10:00 a.m., Eastern Time, for the following purposes:

1.           To elect two Class I Directors to serve on the Board of Directors until the 2011annual meeting of shareholders.

2.           To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008.

3.           To vote on a shareholder proposal requesting the annual election of each Director.

4.    To transact such other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on February 22, 2008 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
      Richard H. Walker, Jr.
                 Vice President, General Counsel & Secretary
Folsom, NJ
March 18, 2008

YOUR VOTE IS IMPORTANT
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037
PROXY STATEMENT

This statement is furnished on behalf of the Board of Directors of South Jersey Industries, Inc. to solicit proxies for use at its 2008 Annual Meeting of Shareholders. The meeting is scheduled for Friday, April 18, 2008, at 10:00 a.m. at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey. The approximate date proxy materials will be sent to shareholders is March 18, 2008. On the mailing date, a copy of the proxy and Annual Report will be available on our website at www.sjindustries.com under the heading “Investors”.

Proxy Solicitation
The Company bears the cost of this solicitation, which is primarily made by mail.  However, the Secretary or employees of the Company may solicit proxies by phone, telegram, fax, e-mail or in person, but such persons will not be separately compensated for such services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date
Only shareholders of record at the close of business on February 22, 2008 may vote at the meeting. On that date, the Company had 29,624,492 shares of Common Stock outstanding.  Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required
A quorum is necessary to conduct the business of the meeting. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Directors are elected by a plurality vote of all votes cast at the meeting. All other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation
Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the voting of the proxy. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

PROPOSAL 1

DIRECTOR ELECTIONS

    At the Annual Meeting, two Class I directors are to be elected to the Board of Directors to hold office for a three-year term. The persons listed below have been nominated by the Board, and unless otherwise instructed, proxy votes will be cast for such persons as directors: Keith Campbell and W. Cary Edwards. The Board of Directors currently consists of ten members. All of the nominees previously have been elected by the Company’s shareholders and are currently serving as directors. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card will vote for the election of such other person as the Board of Directors may recommend.

NOMINEES

Class I
Term Expires in 2011

Keith S. Campbell has been a director since 2000. Age 53. Member of the Compensation/Pension Committee, Environmental Committee and Nominating and Governance Committee. Chairman of the Board, Mannington Mills, Inc., Salem, NJ, a leading manufacturer of hard and soft surface flooring (1995 to date); Board Member, Federal Reserve Board of Philadelphia; trustee, Rowan University, Rowan University Foundation, Glassboro, NJ; director, Skytop Lodge, Inc.; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

 W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 to January 1993. Age 63. Lead Director (April 2005 to date), Member of the Executive Committee, Audit Committee and Nominating & Governance Committees, Chairman of the Compensation/Pension Committee; Chairman, New Jersey State Commission on Investigation (1997 to date); Senior Attorney, Edwards & Caldwell, LLC (1993 to date); Of Counsel (1993) and New Jersey Managing Partner (1990 - 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of New Jersey (1982 - 1986); life trustee, Monmouth University; Chairman and Director, South Jersey Sanitation, Inc.; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

The Board of Directors recommends a vote “FOR” each of
the above nominees.

DIRECTORS CONTINUING IN OFFICE

Class I I I
Term Expires in 2010

Helen R. Bosley, CFA has been a director since 2004. Age 60. Member of the Audit Committee and Nominating & Governance Committee; Chairman of the Management Development Committee. President, Corporate Financial Management, Inc., a financial management and insurance consulting firm, Yardley, PA (1990 to date); President, TBN Agency, Inc., Yardley, PA (1995 to date); trustee and Vice Chair, Board of Trustees, Abington Memorial Hospital, Abington, PA; member, CFA Society of Philadelphia, Philadelphia, PA; Chair, Investment Committee, Girl Scouts of Eastern PA, Miquon, PA; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Edward J. Graham has been a director since 2004. Age 50.  Chairman of the Executive Committee. Chairman of the Board (April 2005 to date), President and Chief Executive Officer of the Company and South Jersey Gas Company (February 2004 to date); President and Chief Operating Officer (2003 - January 2004) and President (2003 to date), South Jersey Gas Company; President (2000 - 2003), South Jersey Energy Company; Vice President of the Company (2000 - 2001); Senior Vice President, Energy Management, South Jersey Gas Company (1998 - 2000); director, New Jersey Manufacturers Insurance Company, Trenton, NJ; director, New Jersey Business & Industry Association, Trenton, NJ; director, American Gas Association, Washington, DC; director, New Jersey Utilities Association, Trenton, NJ; Vice Chairman and Treasurer, Rowan University Foundation, Glassboro, NJ; member, South Jersey Health System Foundation Board, Vineland, NJ; Vice-Chairman, New Jersey Commission on Higher Education; director, South Jersey Gas Company.

Ambassador William J. Hughes has been a director since 2002. Age 75. Member of the Audit Committee, Environmental Committee and Nominating & Governance Committee. Of Counsel, law firm of Riker, Danzig, Scherer, Hyland & Perretti, LLP (2000 to date), Morristown and Trenton, NJ; Visiting Distinguished Scholar of Public Policy, The Richard Stockton College of New Jersey (1999 to date), Pomona, NJ; Visiting Professor, Rutgers, The State University of New Jersey (1999 - 2003), New Brunswick, NJ; United States Ambassador to the Republic of Panama (1995 - 1998); Member, United States House of Representatives (1975 - 1995); director, South Jersey Gas Company.

DIRECTORS CONTINUING IN OFFICE (continued)

Class I I I
Term Expires in 2010

Herman D. James, Ph.D. has been a director since 1990. Age 64. Member of the Compensation/Pension Committee, the Executive Committee, the Management Development Committee and the Audit Committee. Distinguished Professor, Rowan University (1998 to date), President, Rowan University (1984 - 1998), Glassboro, NJ; director, American Association of State Colleges and Universities, (1994 - 1998), Washington, DC; director, New Jersey State Chamber of Commerce (1992 - 1998), Trenton, NJ; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

DIRECTORS CONTINUING IN OFFICE

Class I I
Term Expires in 2009

Shirli M. Billings, Ph.D. has been a director since 1983. Age 67. Member of the Executive Committee, Compensation/Pension Committee, and Management Development Committee; Chairman of the Nominating & Governance Committee. President, Billings & Company, New Albany, OH, a human resource consulting firm (2001 to date); President, Leadership Learning Academy, Lakeland, FL, a human resource development agency (1999 - 2001); Superintendent of Schools, Oberlin, OH (1994 - 1997); Vice President, Human Resource Development, Honeywell, Inc., Minneapolis, MN (1985-1990); director, South Jersey Gas Company.

DIRECTORS CONTINUING IN OFFICE (continued)

Class I I
Term Expires in 2009

Thomas A. Bracken has been a director since 2004. Age 60. Member of Audit Committee, Environmental Committee and Compensation/Pension Committee. President, TriState Capital Bank-New Jersey, a commercial bank specializing in meeting the needs of middle market companies, their principals, the professional community and selective industries (January 7, 2008 to date); President and CEO of Sun Bancorp, Inc. and its wholly-owned subsidiary Sun National Bancorp, Inc., Vineland, NJ (2001 to 2007); Executive Director Public Sector Group, First Union Bank (2000 - 2001); Executive Vice President, Head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank (1998 - 2000); Former Chairman, Economic Development Corporation of Trenton, Trenton, NJ; Former Chairman, New Jersey Chamber of Commerce; director, New Jersey Bankers Association; director and Chairman, Finance Committee, Cancer Institute of New Jersey Foundation; director, New Jersey Alliance for Action; director, New Jersey Network; director, Economic Growth Council of New Jersey; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 49. Member of the Executive Committee,  the Compensation/Pension Committee and the Management Development Committee; Chairman of the Audit Committee. Managing Director, Cohen, Klingenstein & Marks, Inc., an investment management company (September 2005 to date); Executive Vice President (1997 - 2004), Senior Vice President (1991 - 1997), Vice President (1985 - 1991), Chair, Global Investment Committee (1996 - 2004), Member, Investment Policy Committee (1995 - 2004), Fiduciary Trust Company International, New York, NY; member, New York Society of Security Analysts; director, Mercy Investment Program, Inc.; director, Mannington Mills, Inc.; director, South Jersey Gas Company.

Frederick R. Raring has been a director since 1995. Age 70. Member of the Executive Committee, Management Development Committee, and Nominating & Governance Committee; Chairman of the Environmental Committee. President, Seashore Supply Company, Ocean City, NJ, a distributor of plumbing and heating supplies and materials (1990 to January 1, 2007); director, South Jersey Gas Company.

SECURITY OWNERSHIP

Directors and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 19, 2008, of (a) each continuing director and nominee for director, (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2007 (collectively, the “Named Executives”) and (c) all of the directors and executive officers of the Company as a group.

	Number of Shares of Common Stock (1)		Percent of Class
Shirli M. Billings	16,954	(2)	*
Helen R. Bosley	5,315	(2)	*
Thomas A. Bracken	8,104	(2)	*
Keith S. Campbell	6,921	(2)	*
Jeffrey E. DuBois	15,085		*
W. Cary Edwards	11,440	(2)	*
Edward J. Graham	70,426		*
Sheila Hartnett-Devlin	7,113	(2)	*
William J. Hughes	7,929	(2)	*
David A. Kindlick	45,904		*
Herman D. James	15,409	(2)	*
Frederick R. Raring	62,136	(2)	*
Michael J. Renna	15,358		*
Richard H. Walker	27,737		*

All continuing directors, nominees for director and executive officers as a group (14 persons)	315,831		1.0%
* Less than 1%.
Notes:

(1)
Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)
Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until the restrictions lapse.

Stock Ownership Requirements
The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management of the Company and its principal subsidiaries with that of the Company’s shareholders. Therefore, in 2001 the Board of Directors enacted the following stock ownership requirements for officers and directors:

■	The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;
■	Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

■	Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;
■	Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and
■
Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to file reports with the Securities and Exchange Commission relating to their ownership of and transactions in the Company’s Common Stock. In 2007, William J. Hughes, a Director of the Company, inadvertently filed an untimely report of beneficial ownership on Form 4. Based on our records and other information, the Company believes that all other Section 16(a) filing requirements were met for 2007.

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information, as of February 22, 2008, as to each person known to the Company, based on filings with the Securities and Exchange Commission, who beneficially owns 5% or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Dimensional Fund Advisors LP	1,915,897 (1)	6.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

Barclays Global Investors (Deutschland) AG	1,803,041 (2)	6.1%
Apianstrasse 6
D-85774
Unterfohring, Germany

W. H. Reaves & Co., Inc.	1,502,678	5.2%
10 Exchange Place
Jersey City, NJ 07302

(1) Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described above that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(2) Barclays Global Investors (Deutschland) AG has filed with the Securities and Exchange Commission Schedule 13G indicating that shares identified above are held by the company in trust accounts for Barclays Global Investors NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD. Barclays Global Investors NA holds 882,855 shares representing 2.99% of the class. Barclays Global Fund Advisors holds 889,968 shares representing 3.01% of the class. Barclays Global Investors, LTD holds 30,218 shares representing 0.10% of the class. Each company in Schedule 13G disclaims being a member of a “group” as defined under Securities and Exchange Commission Rules.

THE BOARD OF DIRECTORS

Corporate Governance

Independence of Directors
The Board has adopted Corporate Governance Guidelines which require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As a part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com.

The Board has determined that incumbent directors Billings, Bosley, Bracken, Campbell, Edwards, Hartnett-Devlin, Hughes, James and Raring, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards set forth above for independence and are, therefore, considered to be independent directors. Accordingly, during 2007, nine of the ten directors of the Company were considered to be “independent.” Mr. Graham is not considered independent by virtue of his employment with the Company.

Codes of Conduct
The Company has adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company has established a hotline and website for employees to anonymously report suspected violations.

A copy of the codes of ethics are available on the Company’s website at www.sjindustries.com under the heading “Investors”. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Corporate Secretary.

Communication with Directors
      The independent directors met three times during 2007. Topics of these independent sessions included CEO performance and compensation and discussions of corporate governance. Meetings of the independent directors are chaired by Mr. Edwards, the Lead Director. You may communicate with the Lead Director and chairmen of the Audit, Compensation/Pension and Nominating & Governance Committees by sending an e-mail to auditchair@sjindustries.com, compchair@sjindustries.com (for Lead Director) or nomgovchair@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com.  The charters and scope of responsibility for each of the Company’s committees can be found on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Meetings of the Board of Directors and its Committees
The Board of Directors met seven times in 2007. Each director attended 75% or more of the total number of meetings of the Board of Directors and the meetings of the committees of the Board on which he or she served. All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s annual meetings of stockholders, provided, however, attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of our directors with the exception of W. Cary Edwards, attended the 2007 Annual Meeting of Shareholders. During 2007, each of the directors of the Company also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are subsidiaries of the Company.

There are six standing committees of the Board: the Audit Committee; the Compensation/Pension Committee; the Environmental Committee; the Executive Committee; the Nominating & Governance Committee; and the Management Development Committee.

Audit Committee
The Audit Committee of the Board of Directors, which met ten times during 2007, comprises six “independent” directors as that term is defined in the rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange: Sheila Hartnett-Devlin, Chairman; Helen R. Bosley; Thomas A. Bracken; W. Cary Edwards; Dr. Herman D. James; and William J. Hughes. The Board has determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. In January 2007, the Board of Directors designated Ms. Hartnett-Devlin, Ms. Bosley and Mr. Bracken as “audit committee financial experts” as such term is defined by applicable rules and regulations of the Securities and Exchange Commission.  The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company. The Audit Committee has established policies and procedures for the engagement of the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation/Pension Committee
The Compensation/Pension Committee of the Board of Directors, which met five times during 2007, comprises six “independent” directors: W. Cary Edwards, Chairman; Dr. Shirli M. Billings; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; and Dr. Herman D. James. The Compensation/Pension Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investor Relations” or you may obtain a copy by writing to the Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board of Directors, which met five times during 2007, comprises six directors: W. Cary Edwards, Chairman; Dr. Shirli M. Billings; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; and Dr. Herman D. James. No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers has served on a compensation committee or as a director for any other company, one of whose executive officers served as a director of the Company.

Nominating and Governance Committee
The Nominating & Governance Committee of the Board of Directors, which met four times during 2007, comprises six directors: Dr. Shirli M. Billings, Chairman; Helen R. Bosley; Keith S. Campbell; W. Cary Edwards; William J. Hughes; and Frederick R. Raring. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange.  Among its functions, the Nominating and Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (minimum qualifications for director candidates are provided in the Company’s Corporate Guidelines available on the Company’s website at www.sjindustries.com under the heading “Investors” and include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the needs of the Board at the time an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.  The Nominating & Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted, in compliance with the Company’s bylaws, in writing to the Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Environmental Committee
The Environmental Committee of the Board of Directors, which met two times during 2007, comprises four directors: Frederick R. Raring, Chairman; Keith S. Campbell; Thomas A. Bracken; and William J. Hughes. The Environmental Committee reviews and evaluates management activities with respect to environmental remediation of the Company’s and its subsidiaries’ current and former properties.

Executive Committee
The Executive Committee of the Board of Directors, which met one time during 2007, comprises six directors: Edward J. Graham, Chairman; Dr. Shirli M. Billings; W. Cary Edwards; Sheila Hartnett-Devlin; Dr. Herman D. James; and Fredrick R. Raring. The Executive Committee: (1) oversees the Company’s succession planning process; and (2) may act on behalf of the Board of Directors during intervals between meetings of the Board in managing the business and affairs of the Company.

Management Development Committee
The Management Development Committee of the Board of Directors, which met two times during 2007, comprises five directors: Helen R. Bosley, Chairman; Dr. Shirli M. Billings; Sheila Hartnett-Devlin; Dr. Herman D. James; and Frederick R. Raring. The Management Development Committee: (1) reviews the Company’s programs and practices used to develop employees identified for leadership positions in the organization; and (2) evaluates training and educational programs to assure that they reflect current and emerging workplace, industry and general business issues.

Compensation of Directors
In 2005 and 2006, studies of non-employee director compensation were conducted by Mercer Human Resource Consulting and the Hay Group consultants comparing the Company’s director compensation with a relevant peer group of 12 energy utility companies.  The Board approved targeting non-employee director compensation at the median of the peer group.  Accordingly, effective December 1, 2006, non-employee directors receive shares of restricted stock with a market value of $35,000. The Company has established a plan whereby directors may elect to defer the receipt of the restricted stock until a specified date or until upon leaving the Board.  The deferred amount, together with dividends, may be paid in a lump sum distribution or in equal annual installments as the director elects.

Non-employee directors are paid an annual cash retainer of $30,000.  The Lead Director is paid an additional annual retainer of $10,000. Beginning in 2007, the chairmen of the Company’s Board committees have been paid annual retainers as follows: Audit, $8,000; Compensation/Pension, $5,000; Nominating and Governance, $5,000.  Chairmen of the Environmental and Management Development committees are paid an annual retainer of $2,000.  Directors receive $1,500 for each meeting of the Board of the Company or its subsidiaries attended; however, the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,500.  Non-employee directors also receive $750 for each meeting of a committee of the Board of the Company or of a subsidiary that they attended if the meeting is held on the same day as a Board meeting or $1,500 if the meeting is held on any other day.  Audit Committee members are paid $1,500 per meeting if the meeting is telephonic on a non-board meeting day.  Non-employee directors who participate telephonically in a Board or committee meeting receive $750.  Directors who are also employees of the Company receive no separate compensation for serving on the Board.

Director Compensation for Fiscal 2007

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total (3)
Shirli M. Billings	59,750	23,200	-	-	-	580	83,530
Helen R. Bosley	64,250	23,200	-	-	-	580	88,030
Thomas A. Bracken	63,000	23,200	-	-	-	580	86,780
Keith S. Campbell	48,750	23,200	-	-	-	580	72,530
Sheila Hartnett-Devlin	63,500	23,200	-	-	-	580	87,280
W. Cary Edwards	78,000	23,200	-	-	-	580	101,780
William J. Hughes	59,000	23,200	-	-	-	580	82,780
Herman D. James	63,000	23,200	-	-	-	580	86,780
Frederick R. Raring	53,750	23,200	-	-	-	580	77,530

Footnotes
(1)  Represents the compensation expense incurred by the Company in the respective fiscal year in conjunction with grants of restricted common stock calculated in accordance with SFAS 123R.
(2)  On January 3, 2008, each director received shares of the Company’s Common Stock with a value of $35,000.  As of January 3, 2008, each director has three outstanding restricted stock grants with a cumulative value at grant date of $89,000 and a market value as of January 3, 2008 of $95,455. Restricted stock grants were made to each director in December 2005 of 634 shares with a value at grant date of $19,000; in December 2006 of 1,029 shares with a value at grant date of $35,000 and in January 2008 of 963 shares with a value at grant date of $35,000.
(3)  Represents group life insurance payments.

Certain Relationships
Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from subsidiaries of the Company.  Commencing January 2004, as a result of winning a competitive bid, another subsidiary of the Company owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Until January 2007, Mr. Bracken was President of Sun National Bancorp, Inc. Sun maintains two bank accounts for a subsidiary of the Company.

Review and Approval Policies and Procedures for Related Party Transactions
Pursuant to a policy adopted by the Company’s Nominating and Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the prior consent of the Nominating and Governance  Committee, or other independent committee of the Company’s Board of Directors in the case it is inappropriate for the Nominating and Governance Committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Nominating and Governance Committee for review, consideration and approval. All of the Company’s directors, executive officers and employees are required to report to the Nominating and Governance Committee any such related party transaction. In approving or rejecting the proposed agreement, the Nominating and Governance Committee shall consider the relevant facts and circumstances available and deemed relevant to the Committee. The Nominating and Governance Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Nominating and Governance Committee determines in the good faith exercise of its discretion.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Report
We have reviewed the following Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation/Pension Committee
W. Cary Edwards, Chairman
Dr. Shirli M. Billings
Thomas A. Bracken
Keith S. Campbell
Sheila Hartnett-Devlin
Dr. Herman D. James

General Description of Executive Compensation Program and Key Objectives
SJI, as a provider of energy related products and services, has designed its executive compensation program to advance the Company’s strategic plan and corporate mission which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the work and goals of the organization.  In order to achieve the objectives of the Company’s strategic plan and increase shareholder value, the executive compensation program incorporates to a great degree performance-based incentives and a mix of shorter-term and longer-term incentives.  SJI’s performance over the last five years provides evidence that the executive compensation program has been effective in furthering the Company’s business objectives.  SJI has outperformed the S&P 500 index in the last five years and compares favorably to the returns of the S&P Utility index over the same period.  SJI has outperformed the Company’s Long-Term Incentive Compensation Peer Group in terms of Total Shareholder Return in every year for the past five years.  By focusing executive compensation on achievement of annual corporate goals, annual and longer-term earnings per share targets and three-year compound annual total shareholder returns, SJI’s executive compensation program is an integral part of SJI’s corporate strategy for improving shareholder value.

Oversight of the Executive Compensation Program
The SJI executive compensation program is administered by the Compensation/Pension Committee of the Board of Directors.  The Compensation/Pension Committee is composed of six independent directors.  These directors meet the independence standards of the New York Stock Exchange.  In accordance with its charter, the Committee sets the principles and strategies that serve to guide the design of our employee compensation and benefit programs.

The Committee annually evaluates the performance of the Chairman/CEO and reviews the recommendations of the Chairman/CEO regarding the evaluations of the Chief Financial Officer, and the other Named Executive Officers as identified in the Summary Compensation Table in the proxy.  Taking the performance evaluations into consideration, the Committee then establishes and approves their compensation levels, including performance-based cash and stock awards.  Goals for the executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process.

The Committee has retained independent compensation consultants who report directly to the Committee.  The Committee has retained Mercer Human Resource Consulting and the Hay Group to assist the Committee in its activities.  The Hay Group is the Committee’s independent compensation expert.  The Committee meets regularly in executive session without members of management present and reports regularly to the Board of Directors on its actions and recommendations following each meeting.

Executive Compensation Principles
The Company’s key compensation objective as stated above is to advance the Company’s strategic plan and corporate mission which are rooted in enhancing shareholder value while attracting and retaining highly qualified executive management to carry out the work and goals of the organization.  In order to achieve the objectives of the Company’s strategic plan and increase shareholder value, the executive compensation program is founded on the following guiding principles:
■
Executive compensation should be directly and measurably linked to business and individual performance with a significant portion of the compensation designed to create incentives for superior performance and meaningful consequences for below target performance.

■	The Executives’ total compensation should be competitive with peer companies so that the Company can attract, retain and motivate high performing business leaders.
■
Executive compensation should align the interests of executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock.

■
Executive compensation incentive plans should balance short-term and long-term financial and strategic objectives whereby executives are rewarded for the businesses for which they are responsible and for overall Company performance.

■
The process for designing, determining and monitoring executive compensation should be independent of management utilizing the assistance of independent compensation consultants reporting directly to the Committee.

Compensation Practices
The Company’s current executive compensation structure has been in place since 1998 and applies to all officers of the Company. At that time, a comprehensive study of compensation alternatives was undertaken, a primary objective being the creation of a system which aligns the interest of Company shareholders with the financial incentives of executives on a short-term and long-term basis.  The study drew upon the experience and knowledge of committee members in consultation with their independent compensation consultant. Subsequently, on an every three-year cycle basis, a compensation structure and market competitiveness study has been completed to ensure that the structure remained consistent with contemporary compensation methods and tools. The next compensation study will be performed during 2008.

The committee’s consulting firm presents a detailed update which reexamines the component parts of the executive compensation program as currently applied. Further, the report provides a competitive analysis of how executives’ base salary, annual cash and long-term compensation compare with peer companies in the energy industry and the general business community. The committee then evaluates and assesses those findings in the context of the Company’s performance over the years and the growth predicted going forward.

In 2005, the committee engaged its consultant to provide a market-based update to its executive compensation schedule, in anticipation of future compensation adjustments. The update was completed and presented to the Committee in January 2006. Total annual direct compensation forecasted for 2008 for the executive group, exclusive of the CEO, reported at 82% of the competitive market median. Using the same data sources, the total annual direct compensation forecasted for 2008 for Mr. Graham, the Chief Executive Officer, reported at approximately 90% of the competitive market median.

Based on the input from the independent executive consultants and experience and knowledge of the committee members, a compensation structure was designed with three components: (1) base salary, (2) annual performance-based cash awards and (3) long-term performance-based equity awards.  The annual performance-based cash awards and long-term performance-based equity awards are “at-risk” compensation as both components have a threshold performance level that must be achieved before any payout.  Consistent with the principle that compensation should be directly linked to the Company’s performance, a significant portion of the executive’s compensation is at risk.  The CEO’s at risk portion of target compensation for 2008 represents 56% of his total direct compensation.  Additionally, the compensation structure provides for a significant portion of compensation to be paid in equity awards to continually align executives’ interests with shareholders. The CEO’s equity compensation component of target compensation for 2008, which consist of performance-based restricted stock grants, represents 33% of this total direct compensation.

The determination of peer groups for executive compensation is a critical task of the Committee.  The Committee, with consultation from independent compensation consultants, selects peers for the three components of executive compensation.  A national peer group of 12 similarly sized energy utility companies is used for market comparison for base, total cash compensation and total direct compensation for the CEO.  The peer group includes AGL Resources, Atmos Energy Corporation, Black Hills Corporation, Cascade Natural Gas Corporation, CH Energy, Inc., Energen Corporation, LaClede Group, New Jersey Resources, Northwest Natural Gas Company, Piedmont Natural Gas Corporation, Southwest Gas Corporation, and WGL Holdings, Inc. As a part of the 2008 compensation review, the Hay Group will provide an assessment of the applicable peer groups for the committee. For the CFO and other Named Executive Officers, two or more industry specific executive compensation studies are used by the Committee’s independent compensation consultants to provide market-based compensation information.  A national peer group of 45 energy companies is used for the long-term incentive program that measures total shareholder return for the purposes of awards.

Compensation Components
The Company’s executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter. The Committee has adopted a policy to use only performance-based restricted stock as the long-term incentive component. No stock options are outstanding. The components are as follows:

■
Base Salary - which is targeted at the 50th percentile or median of the relevant peer market.  For 2007, the CEO’s base salary was targeted at 45% of the targeted total direct compensation. For 2007, the Named Executive Officers' base salary is targeted at an average of 55% of targeted total direct compensation. For 2008, CEO base salary was targeted at 45% of the targeted total direct compensation; for 2008, the Named Executive Officers’ base salary is targeted at an average of 50% of the targeted total direct compensation.  The Committee utilizes market survey data from executive compensation consultants in establishing base salary amounts.

■
Annual Cash Awards - For the CEO, in 2007, 100% of the annual cash award was tied directly to the Company’s economic earnings per share from continuing operations.  For 2008, the CEO’s annual cash award will be tied to the Company’s economic earnings per share and 25% will be based upon specific measurable and predefined performance objectives. For 2007, the CFO and the other Named Executive Officers, 50% of the annual cash award was directly tied to the Company’s economic earnings per share from continuing operations, with the balance based upon specific, predefined performance objectives for each executive.  Performance objectives include individual and multiple business unit financial performance, customer goals, internal process projects and leadership goals. Similar metrics are in place for 2008 for the CEO and other Named Executive Officers.

2008 Annual Cash Awards
Metrics

CEO	75% SJI Economic Earnings Per Share	25% Specific, measurable, and predefined performance objectives
CFO and Named Executives	50% SJI Economic Earnings Per Share	25% Financial Performance of relevant subsidiary company	25% Specific, measurable, and predefined performance objectives

Each executive has a pre-established annual cash target. Annually, the Committee develops a schedule to determine the actual amount of the annual cash award for the economic earnings per share metric. The schedule establishes a minimum, a target and a maximum.  The amount of annual cash awards related to this metric is capped at this maximum level.  The range of payout is plus or minus 25% of the targeted annual cash amount.  Importantly, a minimum earnings per share result is required for any payout of the annual cash award.  The minimum earnings per share level is the amount of the Company’s prior year’s actual earnings per share result.  For the Company’s executives to achieve any annual cash payout, the Company must outperform the prior year’s earnings.

During 2007, the Company publicly reported earnings both on a GAAP basis and an economic earnings basis.  “Economic Earnings” are defined as income from continuing operations less unrealized gains and plus unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions that we are marking to market each  quarter.  Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations we expect to earn related to commodity transactions. Specifically, we believe this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our commodity marketing activities, as no change in value is reflected for the non-derivative portion of the transaction.  Beginning in 2007, the Committee determined that Economic Earnings were the appropriate measure for the annual cash awards. For 2007, the CEO’s annual cash award was set at 45% of the CEO’s base salary. For 2007 the Named Executive Officers annual cash award was set at an average of 30% of targeted total direct compensation. For 2008, the Named Executive Officers’ annual cash award is set at an average of 37% of the targeted total direct compensation.  For the CEO, the Committee established that the targeted 2008 annual cash award would be 50% of the CEO’s base salary.  The Committee utilizes market survey data from executive compensation consultants in establishing annual cash salary amounts.

•
Long-Term Incentive - which consists of performance-based restricted stock grants, which are earned based upon the Company’s relative total shareholder return measured against industry peer companies, over three-year cycles.  All executives have pre-established performance-based long-term incentive targets.  The Committee has developed a schedule to determine the actual amount of the long-term incentive awards.  The schedule establishes a minimum, a target and maximum.  The amount of long-term incentive award is capped at this maximum level.  The range of payout is plus or minus 50% of the targeted long-term incentive amount.  The minimum level requires that the Company’s common stock over a three-year period achieve a total shareholder return that matches at the 35th percentile level of the peer group companies.  The target is set at the 50th percentile.  The maximum award level is set at the 80th percentile.  In the last five years, the Company has significantly outperformed the peer group of companies.  For the three-year cycle ending December 31, 2007, the Company’s stock’s total shareholder return in comparison with the peer group performed at the 73rd percentile.  For the CEO, the Committee established that the targeted 2007 and 2008 long-term incentive would be 75% of the CEO’s base salary.  For the other Named Executive Officers, the Committee has established that the 2007 and 2008 long-term incentive would be 50% of their base salary.

Stock Ownership Guidelines
The Company has stock ownership guidelines for executives and directors to reinforce the alignment with shareholders.  The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of three times his or her annual base salary. The executive officers are required to own shares of Company common stock with a market value equal to a minimum of 1½ times their annual base salary.

Benefits and Perquisites
     The Company provides a Retirement Plan, a 401-K Plan, medical, dental, life insurance and disability coverage which are provided to all eligible employees of the Company including officers. Officers of the Company who achieve the age of 50 are eligible for the Supplemental Executive Retirement Plan.

Executive Pension Plans
     The executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55).  Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan, which is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan, and the supplemental plan, which aggregates 2% of the average of the highest three of the final five years’ salary (as defined in the plan) for each year of service plus 5%. Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Walker, Renna and DuBois will have, respectively, 36, 36, 31, 29 and 32 years of credited service.  No credit is provided under the supplemental plan for more than 30 years of service.

The following details the other benefits and perquisites provided to the Named Executive Officers.
Disability Plan - Temporary disability shall be paid at a rate of 100% of the Officer’s Base Salary, and extends at full pay for up to 120 days for Officers with less than five years of service, and up to 365 days for Officers with service of five or more years.  Long-term disability (LTD), begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of 50% of the Officer’s Base Salary, reduced by Social Security Disability payments, if any.

Group Life Insurance – at a principle equivalent of two times the Officer’s Base Salary, rounded to the next highest $5,000 increment.  The insurance premium is paid by the Company; the Officer is responsible for resultant federal, state or local income taxes.  24-Hour Accident Protection Coverage is provided while in the employ of the Company in an amount of $250,000.  The insurance premium is paid by the Company; the Officer is responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit – Upon the death of the Officer while he/she is in the employ of the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the Officer’s death.  The surviving beneficiary shall also receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary (10-15 service years); nine months base salary (15-25 service years); twelve months base salary (25+ service years).  Such payment shall be offset by proceeds from the Officer’s qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions - The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile – The Company’s Officers are provided a company automobile to be used for business and at the Officer’s discretion, for commuting and other non-business purposes.  The Officer is responsible for any federal and/or state income taxes which result from non-business usage.

Time Off – The Company’s Officers may take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed 20 days per calendar year, exclusive of scheduled corporate holidays.  Time off shall not accrue, nor shall it be carried from one year to the next, resultantly, there shall be no payment for “unused time off” at the time of the Officer’s death, retirement or other such termination.

Annual Physical Examination – The Company provides the Officer with an annual physical examination at its expense.

Retiree Health Care – Upon retirement, the Officer receives the same medical, hospitalization, prescription, dental and major medical benefits as are provided to all employees.

Deferred Compensation Program – The Company provides a Restricted Stock Deferral Plan for those employees entitled for the awards of the Performance-Based Restricted Stock.  The Plan permits those entitled employees to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

Employment Agreements; Change of Control Agreements
     The Company has employment agreements with each of its Named Executives.  Mr. Graham and the other Named Executives have agreements for three-year periods ending December 31, 2008, which provide for a base salary that will be reviewed periodically but will not be less than what was being paid at the beginning of the period.  If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If there is a change of control during the term of the agreement or during the extended term of the agreement and the Officer’s employment is terminated for other than cause, or if he resigns after there has been a significant adverse change in his employment arrangement with the Company due to a change of control, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the Officer’s employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his current base salary.  For a summary of the payments that would be made upon the termination or resignation of our Officers see “Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments” below.

     The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan as amended and restated effective January 26, 2005 and approved by the shareholders and the Restricted Stock Agreements to the Named Executive Officers provide the option to the Company that all unvested shares may vest upon a change of control.

Tax Implications
     Section 162(m) of the Internal Revenue Code of 1986 limits the deduction allowable for compensation paid to certain of our executive officers up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  Awards made under the 1997 Stock-Based Compensation Plan to employees are intended to qualify as performance-based compensation and thereby be excluded from the $1 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.  The Compensation Committee does not anticipate that such compensation will result in the loss of deductibility under Section 162(m).

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value And Nonqualified Compensation Earnings ($) (h)		All Other Compensation ($) (3) (i)	Totals ($) (j)
Edward J. Graham (1) Chairman, President and Chief Executive Officer	2007 2006	513,847 482,692	- -	286,970 248,873	- -	271,861 181,875	2,109,000 53,000	(1)	28,020 23,483	3,209,698 989,923
David A. Kindlick Vice President and Chief Financial Officer	2007 2006	242,606 228,375	- -	106,898 106,435	- -	83,199 74,050	182,000 174,000		14,220 13,441	628,923 596,301
Richard H. Walker, Jr. Vice President, General Counsel & Secretary	2007 2006	189,702 176,413		72,043 60,420	- -	63,080 51,110	235,000 187,000		13,391 12,879	573,216 487,822
Michael J. Renna (4) Vice President and Chief Operating Officer of South Jersey Energy Solutions	2007 2006	201,359 183,060		75,075 60,027	- -	77,668 57,378	6,000 16,000		11,443 10,839	371,545 327,304
Jeffrey E. DuBois (4) Vice President and Senior Vice President Operations & Sales of South Jersey Gas Company	2007 2006	194,813 167,640		69,715 54,610	- -	83,176 50,501	36,000 39,000		9,471 8,643	393,175 320,394

Footnotes to Summary Compensation Table
(1) During 2007, Mr. Graham became eligible for the SERP, and he was given credit for all of his past service (25 years) with South Jersey Industries.

(2)  Represents the compensation expense incurred by the Company in the respective fiscal year in connection with the grants of restricted common stock or stock options, as applicable, calculated in accordance with SFAS 123R.  See Footnote 1 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the SFAS 123R compensation expense for the outstanding three years of performance based restricted stock grants.

(3)  Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code (see footnote (1)), the value of a company provided automobile and the income value of group life insurance. The 2007 values for these items are listed below:

	Graham	Kindlick	Walker	Renna	DuBois
401(k) Plan	4,754	7,278	5,471	5,814	5,844
401(k)	15,203	927	-	-	-
Reimbursement
Group Life	2,057	1,199	1,699	416	602
Insurance
Automobile	6,006	4,816	6,221	5,213	3,025
Total Value	28,020	14,220	13,391	11,443	9,471

4) Mr. Renna and Mr. DuBois are not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017.

Mr. DuBois does not attain age 50 until 2009.

Grants of Plan-Based Awards
The following table sets forth certain information concerning the grant of awards made to our named executive officers during the year ended December 31, 2007.

Grants of Plan-Based Awards – 2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Edward J. Graham	1/01/07 1/28/07	0	231,750	289,687	0	11,561	17,341			337,697
David A. Kindlick	1/01/07 1/28/07	0	73,640	92,050	0	3,639	5,458			106,295
Richard H. Walker	1/01/07 1/28/07	0	55,702	69,627	0	2,847	4,270			83,161
Michael J. Renna	1/01/07 1/28/07	0	65,708	82,135	0	3,024	4,536			88,331
Jeffrey E. DuBois	1/01/07 1/28/07	0	75,617	94,521	0	2,932	4,398			85,644

(1) Amounts represent potential cash bonus amounts payable pursuant to the respective named executive officers if all of goals and targets were achieved for 2007 performance to be paid in 2008 for each named executive officer.

(2) Represents the possible payouts of the performance based restricted stock grant at the end of the three- year vesting and performance measurement period.

(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with SFAS 123R.  See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

Equity Awards
The following table sets forth certain information concerning our outstanding restricted stock awards for our named executive officers at December 31, 2007.

Outstanding Equity Awards At Fiscal Year-End – 2007
Stock Award

Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2006 2007	- -	- -	9,986 11,561	360,395 417,236
David A. Kindlick	2006 2007	- -	- -	3,925 3,639	141,653 131,332
Richard H. Walker	2006 2007	- -	- -	3,033 2,847	109,461 102,748
Michael J. Renna	2006 2007	- -	- -	3,150 3,024	113,683 109,136
Jeffrey E. DuBois	2006 2007	- -	- -	2,876 2,932	103,795 105,816

(1) Represents grants of performance based restricted stock issued in January 2006 and January 2007 at target performance.
(2) Market value of Company common stock at December 31, 2007 was $36.09 and was used to calculate market value.

Stock Vesting - 2007
The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executive Officers during the year ending December 31, 2007.  No options are outstanding and none were exercised by the Named Executive Officers during the year ending December 31, 2007.

Stock Vested - 2007
Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Edward J. Graham	14,658	529,007
David A. Kindlick	6,287	226,898
Richard H. Walker	2,893	104,408
Michael J. Renna	2,933	105,852
Jeffrey E. DuBois	2,589	93,437

1) The dollar value is calculated by multiplying the number of shares of restricted stock that has vested by the market value of the Company’s common stock on the vesting date of December 31, 2007, which was $36.09.
Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Edward J. Graham (4)	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	25 25	387,000 2,077,000	0 0
David A. Kindlick	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	27 27	502,000 919,000	0 0
Richard H. Walker, Jr.	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	28 28	520,000 852,000	0 0
Michael J. Renna (5)	Retirement Plan for Employees of SJI	9	66,000	0
Jeffrey E. DuBois (5)	Retirement Plan for Employees of SJI	20	220,000	0

Footnotes:
(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60.  The normal retirement benefit is based on 2% of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5% of final average compensation.  “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest 36 consecutive calendar months out of the final 60 months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year.  (Mr. Walker is currently eligible for early retirement.)

 The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003.  A Participant is eligible for a normal retirement benefit under the plan after having attained age 65.  The normal retirement benefit is based on the sum of (a) the Participant’s accrued benefit as of September 30, 1989 increased 5% per year thereafter, and (b) 1.00% of the participant’s “final average compensation” plus 0.35% of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay for the 36 calendar months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the plan after having attained age 55 and completed five years of service.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year prior to age 60.

The plan’s normal form of payment is a life annuity with six years guaranteed.

(3) Present values for participants are based on a 6.36% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no preretirement decrements.

(4) During 2007 Mr. Graham became eligible for the SERP, and he was given credit for all of his past service (25 years) with South Jersey Industries.

(5) Mr. Renna and Mr. DuBois are not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017.

Mr. DuBois does not attain age 50 until 2009.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non tax-qualified deferred compensation program.  The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s executive officers pursuant to previously issued performance-based restricted stock grants.  The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock Deferral Plan	-	-	46,611	-	1,703,973
David A. Kindlick	Restricted Stock Deferral Plan	-	-	6,301	158,433	230,370
Richard H. Walker. Jr.	Restricted Stock Deferral Plan	132,871	-	15,616	-	570,884
Michael J. Renna	Restricted Stock Deferral Plan	119,875	-	8,168	-	298,611
Jeffrey E. DuBois	Restricted Stock Deferral Plan	110,988	-	3,375	-	123,410

Footnotes:
(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the named executive officer calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2007, which was $36.09.

(2) The amounts represent dividends paid on the deferred common stock.  These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executive Officer.  The Company has in previous years disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2007 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and right ($) (3)	(c) Number of securities remaining Available for future issuance under equity compensation plans excluding securities Reflected in column (a) (#)
Equity compensation plans approved by security holders(1)	581,627	-	1,418,373
Equity compensation plans not approved by security holders(2)	7,104	-	-
Total			1,418,373

(1) These plans include those utilized to make awards of performance-based restricted stock to the Company’s Officers and restricted stock to the Directors.

(2) This item includes prior year ad hoc awards of restricted stock to the Company’s directors. In 2005, shareholders approved inclusion of Directors into the 1997 Stock-Based Compensation Plan as amended and restated effective January 26, 2005.

(3) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and

Other Potential Post-Employment Payments

South Jersey Industries has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company.  The amount of compensation payable to each Named Executive Officer in each situation is listed in the table below.

Executive Benefits and Payments Upon Termination	Retirement	Termination by the Companies for Cause	Termination by the Officer for Good Reason Following a CIC	Termination by the Companies For Other Than Cause Following a CIC	Termination by the Companies For Other Than Cause without a CIC
Edward J. Graham Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 0 0	$0 0 0	$1,360,000 778,000 0	$1,360,000 778,000 0	$733,000 0 733,000
David A. Kindlick Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 0 0	$0 0 0	$1,141,000 273,000 0	$1,141,000 273,000 0	$365,000 0 543,000
Richard H. Walker, Jr. Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 107,000 0	$0 0 0	$541,000 212,000 0	$541,000 212,000 0	$285,000 0 558,000
Michael J. Renna Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 0 0	$0 0 0	$506,000 223,000 0	$506,000 223,000 0	$303,000 0 0
Jeffrey E. DuBois Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 0 0	$0 0 0	$567,000 210,000 0	$567,000 210,000 0	$294,000 0 0

Below is a description of the assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2007:

Retirement
NEO retires from the Company upon attaining both 55 years of age and ten years of continuous service with the company.

Change in Control
A change in control shall mean any of the following: (1) consummation of any pay or proposal for the merger, liquidation, dissolution or acquisition of SJI or all or substantially all of its assets; (2) election to the Board of Directors of SJI a new majority different from the current one, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (3) the acquisition by any person(s) of 20% or more of the stock of SJI having general voting rights in the election of directors.

Cash Compensation

Termination following a Change in Control – The Company shall pay the Named Executive Officers (“NEOs”) as severance pay an amount equal to 300% of a base amount determined to be the average annual compensation paid to the NEOs during 2003-2007 as reported on their Forms W-2.  The employment agreements require that such severance pay shall be reduced to the largest amount as will result in no payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  The only other parachute payment that would trigger an excise tax upon a change in control is due to the acceleration of unvested restricted stock awards.  It is assumed that the one year non-compete agreement which the NEOs are subject to would mitigate the parachute payments such that no excise tax would be imposed.

Termination for Other than Cause without a Change in Control - The Company shall pay the NEO as severance pay an amount equal to 150% of the NEO’s base salary to be paid out in 18 equal monthly installments.

Equity Compensation

Retirement – NEOs are entitled to shares under the Restricted Stock Agreement that are reduced by an amount equal to 1/36th of the number of shares to which the NEO would otherwise be entitled for each month from the date of NEO’s retirement through the end of the three-year performance period.  The amount for Mr. Walker, who is the only NEO eligible for retirement, represents the reduced value of outstanding target shares from the 2006 and 2007 restricted stock awards.

Change in Control – The Company shall provide that the restricted stock awards that are outstanding shall become non-forfeitable.  Amounts represent the value of outstanding target shares from the 2006 and 2007 restricted stock awards.

Stock Price – The dollar value of equity compensation assumes a stock price of $36.09 based on the closing price as of December 31, 2007.

Incremental Nonqualified Pension

The present values of accumulated pension benefits under the Retirement Plan for Employees of SJI and the SJI Supplemental Executive Retirement Plan for the NEOs are disclosed in the Pension Benefits Table section of this proxy disclosure.  The payment amounts disclosed in this section represent the amount of the increase under such payments upon any triggering events.

Termination by the Companies Other than for Cause without a Change in Control – For purposes of the Supplemental Executive Retirement Plan (“SERP”), 18 months shall be included as service credit and the severance amount shall be considered in the final average earnings calculation.  Mr. Graham, Mr. Kindlick and Mr. Walker are currently eligible to receive a SERP benefit.

Final Average Earnings (“FAE”) – FAE means the average base salary plus annual cash earned for that calendar year for the highest 36 consecutive calendar months of the final 60 months.  The FAEs were based on the amounts disclosed in the Summary Compensation Tables for 2007, 2006, and 2005 plus the severance pay.

Present Values – 6.36% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no preretirement decrements.  Assumes normal form of payment is a life annuity with six years guaranteed.

STOCK PERFORMANCE

The graph below compares the cumulative total return on the Company’s Common Stock for the 5- year period ended December 31, 2007 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2002 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. For the 5-year period ending December 31, 2007, investors received a 21% annualized total return compared with the 13% and 22% returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2007 for the Company was 11%. This compares with 5% for the S&P 500 and 19% for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

S&P 500	100	128.7	142.7	149.7	173.3	182.9
S&P UTIL	100	126.3	156.9	183.3	221.8	264.8
SJI	100	128.0	172.1	196.5	232.5	258.2

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that Sheila Hartnett-Devlin, Thomas A. Bracken and Helen R. Bosley are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company’s financial statements and for an assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent registered public accounting firm has the responsibility for the examination of those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2007, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees, of Regulation S-X”, and by standards of the Public Company Accounting Oversight Board (United States), relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee
Sheila Hartnett-Devlin, Chairman
Helen R. Bosley
W. Cary Edwards
Thomas A. Bracken
William J. Hughes
Dr. Herman D. James

Fees Paid to the Independent Registered Public Accounting Firm
As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2007 and 2006 are as follows:

	2007	2006
Audit Fees (a)	$914,795	$1,104,650
Audit-Related Fees (b)	39,000	43,660
Tax Fees (c)	24,660	45,880
All other fees	-	-
Total	$978,455	$1,194,190

(a)  Fees for audit services billed or expected to be billed relating to fiscal 2007 and 2006 include audits of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters. In addition, audit services billed or expected to be billed relating to fiscal 2006 include attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(b) Fees for audit-related services provided during fiscal 2007 and 2006 consisted of employee benefit plan audits, transfer agent & registrar audits, and accounting consultations.

(c) Fees for tax services provided during fiscal 2007 consisted of tax compliance. Fees for tax services provided during fiscal 2006 consisted of tax compliance and tax software. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, has reappointed Deloitte & Touche LLP, as the independent registered public accounting firm of the Company for 2008. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the independent registered public accounting firm of the Company during 2007. During 2007, the audit services performed for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

PROPOSAL 3

SHAREHOLDER PROPOSAL REQUESTING THE ANNUAL ELECTION OF EACH DIRECTOR

Individual shareholder, Gerald R. Armstrong, has given notice that he intends to make the following proposal at the Annual Meeting. Mr. Armstrong resides at 820 Sixteenth Street, No. 705, Denver, Colorado, 80202-3227, and as of December 10, 2007, owned 84.616 shares.  The Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission:

Resolution
That the shareholders of South Jersey Industries, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement
The proponent believes that the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U. S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Quest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards and unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each Director would not be in the best interests of the Company and its shareholders.  Your Board unanimously recommends that you vote AGAINST this proposal for the reasons discussed below.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes with directors elected to staggered three year terms. Under this system, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Company’s practice of having a classified Board was approved overwhelmingly by shareholders and instituted in 1983, as part of a corporate governance system that would help the Company carry out its long-term business strategies.

The Company has performed exceedingly well over the past years with this governance structure in place.  Since the classified board system was introduced in 1983, the cumulative annual total shareholder return on the Company’s common stock was 14.8%, significantly outperforming the S&P 500 Index cumulative annual total shareholder return, which was 12.3% over the same period, and the S&P Utility Index, which was 9.3%.  For the five-year period ending December 31, 2007, shareholders have received a 20.9% annualized total return.  This performance is in no small part due to the management team and the Company’s experienced Board of Directors.

The Board believes that an active, professional, independent board benefits in many ways from classifying its Directors.  The most notable benefits are increased Board stability, improved long-term planning and an enhanced ability to protect shareholders in a potential takeover.

Increased Board Stability
Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s Directors have prior experience as Directors of the Company and a solid knowledge of the Company’s complex businesses and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. The Board observes that numerous well-respected corporations have classified boards. Such experience and knowledge are particularly important attributes for directors of a Company which owns a regulated utility that operates in a challenging environment comprised of extensive state and federal regulation, a rapidly-growing service territory and potentially volatile energy markets.

In addition, because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified Directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that its classified structure has helped to attract experienced Directors and to enhance shareholder value. For a small to mid-cap company such as SJI, there are real concerns regarding our ability to attract and retain high quality board members without a classified board. The Directors are prominent in business, finance, law and academia, and, as stated above, the total annual return on our stock has significantly outperformed the S&P 500 Index and the S&P Utility Index. It is the Board’s view that Mr. Edwards, the Lead Director, and Dr. Billings, Chair of the Nominating and Corporate Governance Committee, have provided important leadership to the Board and the Company in the service of the shareholders, especially in the area of corporate governance. The Company has adopted Corporate Governance Principles, which appear on its website, that focus on the independence and quality of the members of the Board and its effective functioning.

 Improved Long-Term Planning
 The Board of Directors believes that electing its Directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning. It also believes that the continuity made possible by the classified board structure promotes the proper oversight of a complex company like SJI. The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of Directors’ accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as Directors elected annually, since all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In the Board’s view, the annual election of approximately one-third of the Directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company and its Directors.

Overall accountability of the Board is achieved through shareholders’ selection of responsible, experienced and respected individuals as Directors; it is not compromised by the length of a Director’s term. Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if they were elected annually. In any potential takeover, the Directors would act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under New Jersey law.

Enhanced Ability to Protect Shareholder Value in a Potential Takeover
 A classified board structure enhances the Board of Directors’ ability to negotiate the best results for shareholders in a potential takeover situation. The Board of Directors believes that a classified board structure encourages a person seeking to obtain control of the Company to offer a full and fair price and to negotiate with the Board.  It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition. Instead, the classified board merely gives the Board additional time and leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change in control situation.

 Effect of the Proposal
 Passage of the shareholder proposal would not automatically eliminate the classified board structure. Further action would be required to amend the Company’s Certificate of Incorporation to effect this change. Under the Company’s Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

  The Board of Directors and its Nominating and Corporate Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a classified Board structure. Today, there are growing trends in corporate governance that favor a “one-size-fits-all” approach for all companies. The Board believes that each element of corporate governance needs to be carefully evaluated to determine the applicability for your Company.  The Board has concluded that the Company’s classified Board structure continues to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2007 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2007, as filed with the Securities and Exchange Commission.  Requests for this report should be directed to Richard H. Walker, Jr., Vice President, General Counsel and Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

Any proposal which a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders that is received by the Company after November 13, 2008 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of submission of the proposal to the Company.  In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2008 Annual Meeting.

By Order of the Board of Directors,
Richard H. Walker, Jr.
Vice President, General Counsel & Secretary
March 18, 2008

Directions to the Annual Meeting of Shareholders

From Philadelphia:

Atlantic City Expressway to the Egg Harbor Exit 17. Left onto Route 50 north, turn right onto Route 30. Left onto Bremen Avenue, 2 1/4 miles to Renault.

From North Jersey:

Garden State Parkway south to Exit 44. Sharp right onto Moss Mill Road (Alt. #561), follow 5 miles to Bremen Avenue. Turn right, 1/4 mile to Renault.

From Atlantic City:

Route 30 west approximately 16 miles to Bremen Avenue. Right at the Renault wine bottle, 2 1/4 miles to Renault.

From South Jersey:

Garden State Parkway north to Exit at rest stop/service area, mile marker #41. Proceed to north end of service area. Follow signs to Jim Leeds Road. At traffic light turn left. Proceed to fork, bear right and continue on Route 561. Continue to Bremen Avenue and turn right. 1 1/2 miles to Renault.

    South Jersey Industries
     1 South Jersey Plaza, Folsom, NJ 08037

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P. O. Box 1150, Pittsburgh, PA 15230-1150.

Vote by Telephone Call toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.
Proxy must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê
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SOUTH JERSEY INDUSTRIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 18, 2008.

The undersigned shareholder hereby appoints E. J. Graham and R. H. Walker, Jr., and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Friday, April 18, 2008, and at any adjournments thereof, as indicated on the reverse and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

                                        ______________________________________
Signature

                                        ______________________________________
Signature

Date: ______________________ , 2008

Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

VOTING INSTRUCTIONS ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the meeting. If you vote by Internet or telephone, please do not mail this proxy card.

Proxy must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

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SOUTH JERSEY INDUSTRIES, INC.                                                                                                 Proxy

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposal 2.

1.	For the election of two Directors:

Class I     (1) Keith S. Campbell                 (2) W. Cary Edwards

❑ FOR all nominees listed above.       ❑ WITHHOLD AUTHORITY
(except as shown to the contrary below)     to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

 Name(s):

2.	To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2008.

     ❑ FOR     ❑ AGAINST      ❑ ABSTAIN

3.	Shareholder proposal requesting the annual election of each Director.

 ❑ FOR     ❑ AGAINST      ❑ ABSTAIN
Continued on reverse side